EXHIBIT 3.2
                                                         PITTWAY CORPORATION
                                                              MARCH 31, 1996

                                                                   FORM 10-Q

                          CERTIFICATE OF AMENDMENT

                                      OF

                    RESTATED CERTIFICATE OF INCORPORATION

                                      OF

                            STANDARD SHARES, INC.

                              _________________

           Adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware

                              _________________

    WE, ___________________________, President, and _________________________,
Secretary, of Standard Shares, Inc., a corporation existing under the laws of the State of Delaware (the "Corporation"), do hereby certify as follows:

    FIRST: That the Restated Certificate of Incorporation of said Corporation is amended as follows:

       By striking out the whole of Article FIRST thereof as it now exists and inserting in lieu and instead thereof a new Article FIRST, reading as follows:

          "FIRST:  The name of this Corporation is PITTWAY CORPORATION."

    SECOND: That the Restated Certificate of Incorporation of said Corporation is further amended as follows:

       By striking out the whole of Article FOURTH thereof as it now exists and inserting in lieu and instead thereof a new Article FOURTH, reading as follows:

         "FOURTH: The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is Fifty-Six Million (56,000,000) shares, of which Two Million (2,000,000) shares shall be designated Preferred Stock with no par value, Twenty-Four Million (24,000,000) shares shall be designated Class A Stock of the par value of $1.00 per share, and Thirty Million (30,000,000) shares shall be designated Common Stock of the par value of $1.00 per share. The Class A Stock and Common Stock are collectively hereinafter referred to as "Common Capital Stock."

          The designations and powers, preferences and rights and the qualifications, limitations or restrictions of the Preferred Stock, Class A Stock and Common Stock are set forth in the following provisions.

      (I)  Preferred Stock.

          Shares of Preferred Stock may be issued from time to time in one or more series. Subject to the limitations prescribed by the General Corporation Law of Delaware and any limitations prescribed by the Certificate of Incorporation, authority is expressly granted to the Board of Directors to authorize the issuance of one or more series of Preferred Stock, and to fix by resolution or resolutions providing for the issuance of each such series the voting powers, designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, to the full extent now or hereafter permitted by law, provided, however, that the holders of the shares of Preferred Stock or of any series of Preferred Stock may not vote with the holders of the shares of Class A Stock for the election of the Directors whom the holders of Class A Stock voting as a class are entitled to elect pursuant to subparagraph
       (A) of paragraph 4 of Part II of this Article FOURTH.

       (II)  Common Capital Stock.

           There shall be no differences in the voting powers, preferences, or other rights, or qualifications, limitations or restrictions thereof, of shares of Class A Stock from those of shares of Common Stock except as specifically hereinafter set forth in this Part II. Without limiting the generality of the foregoing, so long as any shares of Class A Stock are outstanding, in the event the Corporation engages in any merger or consolidation in which holders of Common Capital Stock receive any consideration, provision shall be made so that the holders of each class of Common Capital Stock receive the same consideration per share; provided, however, that if such merger or consolidation is a reincorporation in another jurisdiction, or is a merger of the Corporation with and into a wholly-owned subsidiary of the Corporation, the shares issued to the holders of the respective classes of Common Capital Stock may reflect the differences between such classes set forth in the Certificate of Incorporation or differences substantially equivalent thereto.

          (1) So long as any shares of Class A Stock are outstanding: (a) if any dividend or other distribution is declared on the Common Capital Stock which is payable in shares of (or in securities convertible into or exchangeable or exercisable for shares of), or in subscriptions or other rights to acquire shares of (or to acquire securities convertible into or exchangeable or exercisable for shares of), any class of Common Capital Stock, such dividend or distribution shall be declared in such manner as to be payable to the holders of Class A Stock in shares of (or in securities convertible into or exchangeable or exercisable for shares of), or in subscriptions or other rights to acquire shares of

       (or to acquire securities convertible into or exchangeable or exercisable for shares of), Class A Stock and as to be payable to the holders of Common Stock at the same rate in shares of (or in securities convertible into or exchangeable or exercisable for shares of), or in subscriptions or other rights to acquire shares of (or to acquire securities convertible into or exchangeable or exercisable for shares
       of), Common Stock; and (b) if shares of the Common Capital Stock are combined or subdivided, such combination or subdivision shall be effected in such manner as to result in per share decreases or increases of Class A Stock and Common Stock which are identical.

          (2) So long as any shares of Class A Stock are outstanding, if any dividend or other distribution payable in cash (other than a dividend or distribution in connection with the liquidation or dissolution of the Corporation) is declared on the Common Capital Stock, such dividend or distribution shall be declared in such manner that the amount thereof per share of Class A Stock shall equal the amount thereof per share of Common Stock plus two and one-half (2.5) cents (provided that the aggregate excess of the dividends per share of Class A Stock declared during any calendar year over the dividends per share of Common Stock declared during such calendar year shall not exceed ten
       (10) cents); provided, however, that if a Valuation Deficiency (as hereinafter defined) shall occur, the additional amount per share of Class A Stock shall be increased from two and one-half (2.5) cents to twelve and one-half (12.5) cents for each dividend thereafter declared on the Common Capital Stock during any of the ten full calendar quarters immediately following the occurrence of the Valuation Deficiency. A "Valuation Deficiency" shall be deemed to have occurred if the average closing price of the Class A Stock for the American Stock Exchange Composite Transactions during the period (the "Reference Period") commencing on the day following the three month anniversary of the Effective Time (as hereinafter defined) and ending on the six month anniversary of the Effective Time shall be less than 90% of the average closing price of the Common Stock for such Composite Transactions during the Reference Period, except that no Valuation Deficiency shall be deemed to have occurred if such average closing price of the Class A Stock is at least equal to $30.15 (adjusted for any percentage change in the Standard & Poor's 500 Stocks Index during the period from March 15,1989 through the end of the Reference Period). In the event of any combination or subdivision (including by way of a stock dividend) of the Common Capital Stock, the monetary amounts set forth in this paragraph 2 shall be equitably adjusted by the Board of Directors. The "Effective Time" shall mean the Effective Time as defined in the Amended and Restated Merger Agreement and Plan of Reorganization dated as of October 11, 1989 between the Corporation and Pittway Corporation, a Pennsylvania corporation (the "Merger Agreement").

          (3) Subject to the requirements of the business of the Corporation and to the fiduciary obligations of the Board of Directors: (a) a dividend of at least fifteen (15) cents per share of Common Stock (and thus a dividend of at least seventeen and one-half (17.5) cents per share of Class A Stock) shall be declared during each of the eight full calendar quarters immediately following the Effective Time; and (b) in the event a Valuation Deficiency occurs, a dividend on the Common Capital Stock shall be declared during each of the ten full calendar quarters immediately following such occurrence.

          (4) Except as otherwise provided by the General Corporation Law of Delaware or in the Certificate of Incorporation, or except as determined by the Board of Directors pursuant to the authority of the Board of Directors as provided in Part I of this Article FOURTH, all voting rights shall be vested exclusively in the holders of the outstanding shares of Common Capital Stock, and the holders of the outstanding shares of Common Capital Stock shall be entitled to one (1) vote per share on all matters voted upon by the stockholders of the Corporation, except that:

             (A) Prior to the Change of Control Date, as defined in subparagraph (B) below, beginning with the first Annual or Special Meeting of Stockholders occurring after the Effective Time, the holders of the outstanding shares of Class A Stock voting as a class shall be entitled to elect such number of Directors, but not less than two, as shall equal 25% of the then total number of Directors constituting the full Board of Directors, for purposes of which such total number shall be deemed not to include the number of Directors, if any, which the holders of Preferred Stock or of any series of Preferred Stock voting as a class are then entitled to elect (such number of Directors to be elected by such Class A Stock to be rounded to the nearest larger whole number if such percentage does not equal a whole number); and the holders of the Common Stock voting as a class shall be entitled to elect the then remaining number of Directors; provided, however, that all Directors elected at any time when the outstanding shares of Common Stock amount to fewer than 12 1/2% of the outstanding shares of the Common Capital Stock, even though the Change of Control Date has not occurred, shall be elected by the vote of all Common Capital Stock voting as one class with one (1) vote per share and without distinction between the votes of Class A Stock and Common Stock. In the event any vacancy occurs in the Directors who shall have been, or are to be, elected by the holders of the Class A Stock or the Common Stock, as the case may be, such vacancy or vacancies may be filled, until the next meeting of the holders of the shares of such class, by the vote of a majority of the Directors who are then in office and who were elected by such class or, if only one such Director is then in office, by such Director. If any such vacancy is not so filled (or if the holders of the class which elected the Director or Directors who voted to fill such vacancy desire to remove or replace the Director elected to fill such vacancy), a special meeting of the holders of the shares of such class for the purpose of filling such vacancy (or removing or replacing the Director elected to fill such vacancy) may be called by the Chairman of the Board or President of the Corporation and shall be called by the Chairman of the Board or President of the Corporation within 30 days of receipt of written request therefor by the holders of record of at least 25% of the outstanding shares of such class. The date on which any such special meeting so called shall be held shall be as soon as reasonably practicable following such call. Notwithstanding the provisions of this subparagraph (A), no special meeting of stockholders shall be required to be held during the 120-day period preceding the date fixed for the Annual Meeting of Stockholders. At any Special or Annual Meeting for the election of Directors by the holders of shares of Class A Stock or Common Stock, the presence, in person or by proxy, of the holders of more than 50% of the then outstanding shares of such class shall be required to constitute a quorum for the election of Directors by such class; in the absence of such a quorum, a majority of the holders of shares of the class present, in person or by proxy, shall have the power, without notice other than announcement of the adjournment at the meeting, to adjourn the meeting for the purpose of such election from time to time, until a quorum shall be present. For purposes of the provisions of this subparagraph (A), outstanding shares shall exclude shares of Common Capital Stock owned by the Corporation or by any other corporation a majority of the shares of which entitled to vote in the election of directors is owned, directly or indirectly, by the Corporation.

             (B) Prior to the Change of Control Date, except as provided in subparagraph (A) above as to election of Directors or as hereinafter provided in this subparagraph (B) or as may be required by the General Corporation Law of Delaware, the holders of shares of Common Stock shall be entitled to one (1) vote per share on all matters voted upon by the stockholders of the Corporation for each share of Common Stock held of record by each such holder and the holders of shares of Class A Stock shall be entitled to one-tenth (1/l0) of one (1) vote per share on all matters voted upon by the stockholders of the Corporation for each share of Class A Stock held of record by each such holder.

             The "Change of Control Date" shall be the first date after the Effective Time on which the shares of Harris Group Stock (as hereinafter defined) are entitled to cast fewer than 1,496,110 votes (counting the Class A Stock as entitled to cast one-tenth (1/l0) of one (1) vote per share for this purpose); provided, however, that no Change of Control Date shall occur as a result of a transaction following which the shares of Harris Group Stock are entitled to cast fewer than 1,496,110 votes but more than 1,458,707 votes (counting the Class A Stock as entitled to cast one-tenth (1/l0) of one (1) vote per share for these purposes) unless, within 90 days following such transaction, the shares of Harris Group Stock are not restored to a level entitled to cast at least 1,496,110 votes (in which event, the Change of Control Date shall be the date of such 90th day); provided, further, that no Change of Control Date shall occur as a result of a transaction (a "Successor Group Transaction") in which the beneficial ownership of Harris Group Stock entitled to cast at least 1,496,110 votes shall be transferred as an entirety to a person or "group" (as such term is used in Section 13(d) of the Securities Exchange Act of 1934, as such Section is in effect and interpreted at the Effective Time) (such person or group being referred to as a "Successor Group") unless such Successor Group Transaction shall occur on or before, or pursuant to an agreement entered into on or before, the first anniversary of the date on which the Effective Time occurs and unless the Successor Group involved as a purchaser in such Successor Group Transaction shall not, by the three month anniversary of the date of such Successor Group Transaction, have offered to purchase for at least Equivalent Value (as hereinafter defined) all outstanding shares of Common Capital Stock other than those involved in such Successor Group Transaction (in which event, the Change of Control Date shall be the date of such three month anniversary). In the event of a Successor Group Transaction other than a Successor Group Transaction giving rise to the Change of Control Date, references in the definitions of "Harris Group Stock" and of "Equivalent Value" to the Harris Group shall thereafter refer to the Successor Group involved as a purchaser in such Successor Group Transaction, and Harris Group Stock shall include shares purchased in such Successor Group Transaction. In the event of any combination or subdivision (including by way of a stock dividend) of the Common Capital Stock, the numbers of votes set forth in the second preceding sentence shall be equitably adjusted by the Board of Directors. The "Harris Group" means Messrs. Irving B. Harris, Neison Harris, King Harris, William W. Harris and Sidney Barrows and their respective spouses, descendants and spouses of descendants , trustees of trusts established for the benefit of such persons, and executors of estates of such persons. "Spouses" includes widows and widowers until first remarried. "Harris Group Stock" means, at any point in time, shares of Common Capital Stock which, at such time, any member of the Harris Group, either alone or in combination with any other member or members of the Harris Group, directly or indirectly beneficially owns (as defined in Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as such Rule is in effect and interpreted at the Effective Time), without taking into account any shares of Common Stock acquired by any member of the Harris Group subsequent to May 31, 1989 in excess of shares of Common Stock disposed of by members of the Harris Group subsequent to such date. "Equivalent Value" means the same type and amount per share of consideration paid to members of the Harris Group in the Successor Group Transaction and, in determining such amount per share of consideration, the aggregate amount paid to members of the Harris Group in the Successor Group Transaction for all shares of Common Capital Stock shall be divided by the total number of such shares.

             (C) On the Change of Control Date, the authorized shares of Class A Stock, both issued and unissued, shall automatically be changed into Common Stock on a share for share basis and shall be redesignated shares of Common Stock without any further action.

             (D) Without the affirmative vote or consent in writing of the holders of shares of Common Capital Stock entitled to cast at least two-third (2/3) of the votes (counting the Class A Stock as entitled to cast one-tenth (1/l0) of one (1) vote per share for this purpose prior to the Change of Control Date) which the outstanding shares of Common Capital Stock are entitled to cast at the time, the Corporation shall not have the power:

                (i)  To liquidate, dissolve or wind up its affairs;

                (ii) To merge or consolidate with or into any other corporation, association, trust, partnership or entity; or

                (iii) To sell, exchange, assign, convey, transfer or in any other way dispose of all or substantially all of its property and assets, including its good will and its corporate franchises, in one transaction or in a series of related transactions.

             Notwithstanding the foregoing, no vote or consent of the stockholders of the Corporation shall be necessary to authorize a merger if (1) the Corporation is a constituent corporation which survives the merger, (2) the agreement of merger does not change the name or authorized shares of any class or otherwise amend the Certificate of Incorporation, and (3) the authorized unissued shares or the treasury shares of common or capital Stock to be issued or delivered under the plan of merger do not exceed 15% of the shares of Common Capital Stock outstanding immediately prior to the effective date of the merger.

             (E) Without the affirmative vote or consent in writing of the holders of shares of Common Capital Stock entitled to cast at least two-thirds (2/3) of the votes (counting the Class A Stock as entitled to cast one-tenth (1/l0) of one (1) vote per share for this purpose prior to the Change of Control Date) which the outstanding shares of Common Capital Stock are entitled to cast at the time, the Corporation shall not have the power to amend Part I or Part 11 of this Article FOURTH."

     THIRD: That the Restated Certificate of Incorporation of said Corporation is further amended as follows:

     By inserting as a new Article EIGHTH the following:

        "EIGHTH: The number of Directors constituting the full Board of Directors shall be such number, not less than eight, fixed by, or in the manner provided in, the By-Laws. Without the affirmative vote or consent in writing of the holders of shares of Common Capital Stock entitled to cast at least two-thirds (2/3) of the votes (counting the Class A Stock as entitled to cast one-tenth (1/10) of one (1) vote per share for this purpose prior to the Change of Control Date) which the outstanding shares of Common Capital Stock are entitled to cast at the time, the Corporation shall not have the power to amend this Article EIGHTH."

     FOURTH: That such amendments have been duly adopted in accordance with the provisions of the General Corporation Law of the State of Delaware by the affirmative vote of the holders of two-thirds (2/3) of the outstanding shares entitled to vote thereon at a meeting of stockholders.

IN WITNESS WHEREOF, we have signed this Certificate this 28th day of December, 1989.



                                                 _____________________________
                                                 Vice President



                                                 _____________________________
                                                 Secretary